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                                                                  Exhibit 2(b)

                                    AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

         This Amendment to the Agreement and Plan of Merger (the "Amendment"), dated as of April 27, 2000, among CheckFree Holdings Corporation, a Delaware corporation ("Parent"), CheckFree Acquisition Corporation IV, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and BlueGill Technologies, Inc., a Delaware corporation ("BlueGill").

                                    RECITALS

         A. Parent, Acquisition and BlueGill entered into a certain Agreement and Plan of Merger, as of December 20, 1999 (the "Merger Agreement"). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

         B. Parent, Acquisition and BlueGill desire to amend the Merger Agreement in accordance with the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

         Section 1. AMENDMENT TO SECTION 6.01(g). Section 6.01(g) of the Merger Agreement is hereby amended and replaced in its entirety as follows:

         (g) by Parent by written notice hand-delivered or telecopied to BlueGill by no later than 11:30 p.m. Eastern Time on the business day immediately preceding the Closing Date, in the event that the Parent Average Closing Price is less than $50.00, provided that Parent pays to BlueGill the Termination Fee pursuant to Section 6.02(a); provided, that notwithstanding the foregoing, BlueGill may, by providing a written notice ("REINSTATEMENT NOTICE") to Parent no later than 11:59 p.m. on the same day, reinstate this Agreement with the same effect as if Parent had not exercised its termination right under this paragraph, in which event the Exchange Ratio will be equal to the Reduced Ratio.

         Section 2. AMENDMENT TO SECTION 2.07. Section 2.07 of the Merger Agreement is hereby amended by deleting the phrase "the close of business" in the last sentence of the paragraph.

         Section 3. CONTINUATION OF THE AGREEMENT. Except as set forth in this Amendment, the Agreement shall continue in full force and effect without modification or change.

         Section 4. APPLICABLE LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.



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         IN WITNESS WHEREOF, the parties have executed and delivered this
Amendment as of the day and year first above written.


                                  CHECKFREE HOLDINGS CORPORATION


                                  By: /S/ PETER F. SINISGALLI
                                      -----------------------------------------
                                      Peter F. Sinisgalli, President and COO

                                  CHECKFREE ACQUISITION CORPORATION IV


                                  By: /S/ PETER F. SINISGALLI
                                      -----------------------------------------
                                      Peter F. Sinisgalli, President

                                  BLUEGILL TECHNOLOGIES, INC.


                                   By: /S/ VINAY GUPTA
                                      -----------------------------------------
                                      Vinay Gupta, Chief Financial Officer




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